EXHIBIT 99.1

Corvus Gold Intersects High-Grade Gold in First North Deep Target Core Hole Returning 19.3m @ 2.79 g/t Gold & 6.3 g/t Silver, including 11.4m @ 4.01 g/t Gold & 10.4 g/t Silver

VANCOUVER, British Columbia, Feb. 20, 2020 (GLOBE NEWSWIRE) -- Corvus Gold Inc. (“Corvus” or the “Company”) - (TSX: KOR, OTCQX: CORVF) announces it has received positive assay results from the upper part of its first diamond core hole in the North Deep target (ND), designed to evaluate the intrusive connection to the Mother Lode gold system at depth.  Corvus believes that these encouraging results continue to demonstrate the expansion potential of the Mother Lode Gold system and its increasing association with higher-grades (Table 1) in both gold and silver.  In addition, geologic data from pending holes suggest the ND mineralized zones is flattening or uplifted as it continues to the north with an expanding intrusive zone and stronger alteration (Figure 1).  Due to the initial encouragement of the deep diamond drilling, we have expanded the program with an additional diamond core rig.

North Target Area

Results from hole ML19-125-CT (19.3m @ 2.79 g/t Au and 12.9m @ 2.91g/t Au including 11.4m @ 4.01 g/t Au & 10.4 g/t Ag) is successfully outlining a new exploration front for the expansion of the Mother Lode deposit both to the north and at depth below the main deposit.  The higher-grade zones in this initial core hole, like hole ML19-104 (NR19-05, Mar. 19, 2019 with 126.5m @ 1.85 g/t Au including 18.3m @ 4.2 g/t Au) to the north and ML19-92 (NR19-01, Jan. 10, 2019 with 24.4m @ 1.22 g/t Au & 5.08 g/t Ag including 3.1m @ 2.44 g/t Au & 17.17 g/t Ag), indicate mineralization is closely associated with a multiphase, intermediate intrusive system at depth.  This deeper intrusive target environment has shown a strong alteration and mineral assemblage pattern, as well as increasing silver values which are characteristic of a higher temperature zone favorable for large, higher-grade gold systems.

The upper part of hole ML19-126-CT which is in progress and located 50 metres to the north of ML19-125CT has intersected a broad, dynamic breccia zone along the main intrusive trend which has localized higher temperature alteration above the main intrusive trend.  This hydrothermal eruptive feature could be the upper expression of the large dike/intrusive system below and to the east as intersected in this and all the other surrounding holes (ML19-125CT, ML19-104 & ML19-114).   In general, the mineral system at Mother Lode appears to be increasing in size to the north and at depth of the currently defined deposit.

Jeffrey Pontius, President and CEO of Corvus, said, “The ongoing Phase-4 drilling program continues to deliver promising results and may potentially open the door for a major expansion for the Mother Lode deposit at depth and along strike.  The strong association of deeper, higher grade gold mineralization with multi-phase intrusive activity at Mother Lode is encouraging as we begin to see the key earmarks of a major new intrusion related, sediment hosted system.  The exploration of this new type of target in the greater Bullfrog District holds potential for the development of another major new Nevada gold district on the scale of those in north central Nevada and Corvus Gold is committed to leading that development.”

Table 1
Mother Lode – Mineral Resource Expansion Phase-4 Results
(Reported intercepts are not true widths as there is currently insufficient data to calculate true orientation in space. Mineralized intervals are calculated using a 0.3 g/t cut-off unless otherwise indicated below)

Drill Hole #	from (m)	to (m)	Interval (m)	Gold (g/t)	Silver (g/t)	Comment
ML19-125-CT AZ 090 dip-75	458.11	462.15	4.04	0.79	2.39	North Deep Target Upper OX zone
	470.76	490.06	19.30	2.79	6.29	Main zone intrusive dike
inc	471.83	488.90	17.07	3.10	7.08	1 g/t cut
inc	477.5	488.90	11.4	4.01	10.4	2 g/t cut
	494.17	498.13	3.96	1.95	0.31	Main zone intrusive dike
	501.64	514.50	12.86	2.91	0.74	Main zone intrusive dike
	518.28	526.18	7.90	1.52	1.08	Main zone intrusive dike
	541.02	547.36	6.34	0.45	5.33	Potential CIZ Oxide Zone

Results Pending for bottom of hole 547.36-706.53

Qualified Person and Quality Control/Quality Assurance

Jeffrey A. Pontius (CPG 11044), a qualified person as defined by National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”), has supervised the preparation of the scientific and technical information that forms the basis for this news release and has approved the disclosure herein.  Mr. Pontius is not independent of Corvus, as he is the CEO & President and holds common shares and incentive stock options.

Carl E. Brechtel, (Nevada PE 008744 and Registered Member 353000 of SME), a qualified person as defined by NI 43-101, has coordinated execution of the work outlined in this news release and has approved the disclosure herein. Mr. Brechtel is not independent of Corvus, as he is the COO and holds common shares and incentive stock options.

The work program at Mother Lode was designed and supervised by Mark Reischman, Corvus’ Nevada Exploration Manager, who is responsible for all aspects of the work, including the quality control/quality assurance program.  On-site personnel at the project log and track all samples prior to sealing and shipping.  Quality control is monitored by the insertion of blind certified standard reference materials and blanks into each sample shipment.  All mineral resource sample shipments are sealed and shipped to American Assay Laboratories (AAL) in Reno, Nevada, for preparation and assaying.  AAL is independent of the Company.  AAL’s quality system complies with the requirements for the International Standards ISO 9001:2000 and ISO 17025:1999.  Analytical accuracy and precision are monitored by the analysis of reagent blanks, reference material and replicate samples.  Finally, representative blind duplicate samples are forwarded to AAL and an ISO compliant third-party laboratory for additional quality control.  Mr. Pontius, a qualified person, has verified the data underlying the information disclosed herein, including sampling, analytical and test data underlying the information by reviewing the reports of AAL, methodologies, results and all procedures undertaken for quality assurance and quality control in a manner consistent with industry practice, and all matters were consistent and accurate according to his professional judgement.  There were no limitations on the verification process.

Mr. Scott E. Wilson, CPG (10965), Registered Member of SME (4025107) and President of Resource Development Associates Inc., is an independent consulting geologist specializing in Mineral Reserve and Mineral Resource calculation reporting, mining project analysis and due diligence evaluations.  He is acting as the Qualified Person, as defined in NI 43-101, and is the primary author of the Technical Report for the Mineral Resource estimate and has reviewed and approved the Mineral Resource estimate and the Preliminary Economic Assessment summarized in this news release.  Mr. Wilson has over 29 years of experience in surface mining, mineral resource estimation and strategic mine planning. Mr. Wilson is President of Resource Development Associates Inc. and is independent of the Company under NI 43-101.

Mr. Wilson, a qualified person, has verified the data underlying the information disclosed herein, including sampling, analytical and test data underlying the information by reviewing the reports of AAL, methodologies, results and all procedures undertaken for quality assurance and quality control in a manner consistent with industry practice, and all matters were consistent and accurate according to his professional judgement.  There were no limitations on the verification process.

Metallurgical testing on North Bullfrog and Mother Lode samples has been performed by McClelland Analytical Services Laboratories Inc. of Sparks Nevada (“McClelland”), McClelland is an ISO 17025 accredited facility that supplies quantitative chemical analysis in support of metallurgical, exploration and environmental testing using classic methods and modern analytical instrumentation.  McClelland has met the requirements of the IAS Accreditations Criteria for Testing Laboratories (AC89), has demonstrated compliance with ANS/ISO/IEC Standard 17025:2005, General requirements for the competence of testing and calibration laboratories, and has been accredited, since November 12, 2012. Hazen Research Inc. (“Hazen”), an independent laboratory, has performed flotation, AAO testing and cyanide leach testing on samples of sulphide mineralization from the YellowJacket zone and Swale area of Sierra Blanca, and roasting tests on Mother Lode flotation concentrate. Hazen holds analytical certificates from state regulatory agencies and the US Environmental Protection Agency (the “EPA”).  Hazen participates in performance evaluation studies to demonstrate competence and maintains a large stock of standard reference materials from the National Institute of Standards and Technology (NIST), the Canadian Centre for Mineral and Energy Technology (CANMET), the EPA and other sources.  Hazen’s QA program has been developed for conformance to the applicable requirements and standards referenced in 10 CFR 830.120 subpart A, quality assurance requirements, January 1, 2002. Pressure oxidation test work on Mother Lode concentrate samples was performed by Resource Development Inc. of Wheatridge, CO.

For additional details, see technical report entitled “Technical Report and Preliminary Economic Assessment for the Integrated Mother Lode and North Bullfrog Projects, Bullfrog Mining District, Nye County, Nevada”, dated November 1, 2018 and amended on November 8, 2018, with an effective date of September 18, 2018 on the Company’s profile at www.sedar.com.

About the North Bullfrog & Mother Lode Projects, Nevada

Corvus controls 100% of its North Bullfrog Project, which covers approximately 90.5 km2 in southern Nevada.  The property package is made up of a number of private mineral leases of patented federal mining claims and 1,134 federal unpatented mining claims.  The project has excellent infrastructure, being adjacent to a major highway and power corridor as well as a large water right. The Company also controls 445 federal unpatented mining claims on the Mother Lode project which totals approximately 36.5 km2 which it owns 100%.  The total Corvus 100% land ownership now covers over 127 km2, hosting two major new Nevada gold discoveries.

The combined Mother Lode and North Bullfrog Projects contains a Measured Mineral Resource for the mill of 9.3 Mt at an average grade of 1.59 g/t gold, containing 475 k ounces of gold and Indicated Mineral Resources for the mill of 18.2 Mt at an average grade of 1.68 g/t gold containing 988 k ounces of gold and an Inferred Mineral Resource for the mill of 2.3 Mt at an average grade of 1.61 g/t gold containing 118 k ounces of gold.  In addition, the project contains a Measured Mineral Resource for oxide, run of mine, heap leach of 34.6 Mt at an average grade of 0.27 g/t gold containing 305 k ounces of gold and an Indicated Mineral Resource for, oxide, run of mine, heap leach of 149.4 Mt at an average grade of 0.24 g/t gold containing 1,150 k ounces of gold and an Inferred, oxide, run of mine, heap leach Mineral Resource of 78.7 Mt at an average grade of 0.26 g/t gold containing 549 k ounces of gold.   Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.

About Corvus Gold Inc.

Corvus Gold Inc. is a North American gold exploration and development company, focused on its near-term gold-silver mining project at the North Bullfrog and Mother Lode Districts in Nevada.  Corvus is committed to building shareholder value through new discoveries and the expansion of its projects to maximize share price leverage in an advancing gold and silver market.

On behalf of
Corvus Gold Inc.

(signed) Jeffrey A. Pontius
Jeffrey A. Pontius,
President & Chief Executive Officer

Contact Information:	Ryan Ko
Investor Relations
Email: info@corvusgold.com
Phone: 1-844-638-3246 (toll free) or (604) 638-3246

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information (collectively, “forward-looking statements”) within the meaning of applicable Canadian and US securities legislation.  All statements, other than statements of historical fact, included herein, including, without limitation, statements regarding the advancement and development of our Mother Lode project and the expansion of our drill program; plans for drilling; expectations of and potential for additional resources or mineralization; expectations regarding the potential for future open-pit and underground mining; expectations for types of mineralization; updates on the development progress at the Mother Lode project; the potential for new deposits and discoveries and expected increases in a system’s potential; expectations regarding the potential expansion of the Bullfrog mining district; anticipated content, commencement and cost of exploration programs, anticipated exploration program results, are forward-looking statements.  Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market price of any mineral products the Company may produce or plan to produce, the Company's inability to obtain any necessary permits, consents or authorizations required for its activities, the Company's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2019 filed with certain securities commissions in Canada and the Company’s most recent filings with the United States Securities and Exchange Commission (the “SEC”).  All of the Company’s Canadian public disclosure filings in Canada may be accessed via www.sedar.com and filings with the SEC may be accessed via www.sec.gov and readers are urged to review these materials, including the technical reports filed with respect to the Company’s mineral properties.

A photo accompanying this announcement is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/4544f73d-0c28-4cc6-b688-d8b8628086e4